Exhibit 99.1

CONTACT:
GTC Biotherapeutics, Inc. Thomas E. Newberry Vice President, Corporate Communications (508) 370-5374	LEO Pharma A/S Adam Estrup Director, Corporate Communications +45 72 26 23 53
Feinstein Kean Healthcare for GTC Biotherapeutics, Inc. Francesca DeVellis (617) 577-8110

GTC BIOTHERAPEUTICS AND LEO PHARMA TO DEVELOP AND MARKET

ATryn® IN EUROPE, THE MIDDLE EAST, AND CANADA

FRAMINGHAM, MA and BALLERUP, Denmark – November 1, 2005 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) and LEO Pharma A/S (“LEO”) have entered into a collaboration agreement to develop and market ATryn® for markets in Europe, the Middle East, and Canada. ATryn® is GTC’s recombinant form of human antithrombin, a plasma protein with anticoagulant and anti-inflammatory properties. The agreement includes $73 million (USD) in potential milestone payments to GTC for meeting regulatory, clinical and sales goals. These payments include a total of $5 million for achieving approval of ATryn® for the hereditary antithrombin deficiency indication in Europe, with $2 million of this total paid upon signing of the agreement. GTC will be responsible for production of ATryn® and will receive a transfer price for all product used by LEO. GTC will also receive a royalty on net sales. LEO will be responsible for sales and marketing of ATryn® in all indications for the agreed territories as well as the clinical development for acquired antithrombin deficiency indications. GTC retains all rights to ATryn® in all other territories and will continue to be responsible for obtaining approval of ATryn® for the hereditary deficiency indication in Europe.

“LEO is an excellent partner for the ATryn® program with a strong strategic interest in products for Critical Care and the management of coagulation. LEO clearly understands the opportunity for creating significant markets for ATryn®. We look forward to working with LEO in developing ATryn® in acquired deficiency indications,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer.

“LEO is firmly committed to establishing the Critical Care area as a strong and growing segment of our business. ATryn® has significant growth potential and is a natural extension of our current Critical Care portfolio. We are pleased to work with GTC to bring the first recombinant antithrombin product to our markets. Also, we are delighted that ATryn® will be the first antithrombin product that would be approved in all the countries of the European Union, providing a consistent and secure source of supply to all of our customers,” says Ernst Lunding, President and Chief Executive Officer of LEO.

LEO has a long history in the treatment of thromboembolic disorders. innohep®, a low-molecular-weight heparin product is a well-known LEO product in which antithrombin binds with heparin to produce a greater anticoagulant effect. LEO has over 250 sales representatives in Europe, the Middle East, and Canada focused on Critical Care and coagulation management out of a total sales and marketing work force of 1,000 people.

GTC has developed goats with the human antithrombin gene linked to a milk-protein promoter so that they express the antithrombin protein in their milk. This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, which are difficult to express in conventional production methods.

The European Medicines Agency (EMEA) is reviewing GTC’s Marketing Authorization Application (MAA) for the use of ATryn® in the prophylactic treatment of patients with hereditary antithrombin deficiency (HD) during high-risk situations. The review of the MAA is expected to conclude with a determination by the EMEA in late February 2006 and will include the results of the inspections of GTC’s farm and manufacturing facilities and certain clinical sites.

Potential acquired deficiency indications include severe burns, coronary artery bypass graft surgery, disseminated intravascular coagulation and sepsis. A determination of which acquired deficiency to pursue first is anticipated in the middle of 2006 following the EMEA and European Commission’s determination regarding the MAA for HD.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. In addition to the ATryn® program, GTC is developing a recombinant human alpha-1 antitrypsin, a recombinant human albumin, a malaria vaccine, and a CD137 antibody to stimulate the immune system as a potential treatment for solid tumors. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. One of the external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.

About LEO Pharma A/S

LEO Pharma is an independent research-based company with headquarters in Ballerup, Denmark, and affiliates and regional offices in more than 40 countries. LEO Pharma is 100% owned by the LEO Foundation and employs approximately 3,300 people. The group is one of the world’s leading companies in topical dermatology and parenteral treatment of thromboembolic disorders. LEO Pharma products are marketed in more than 90 countries. Additional information is available on the LEO Pharma web site, www.leo-pharma.com.

Forward-Looking Statement for GTC Biotherapeutics

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding potential development of additional indications for ATryn®, the potential milestone payments and other renumeration from the collaboration, and the timing of EMEA’s determination on the MAA for ATryn® in HD. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with dependence upon the actions of partners and regulatory agencies and with the development of additional indications. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law. GTC specifically disclaims responsibility for information describing LEO and its business other than the agreement with GTC.